Exhibit 10.4

Quantum Corporation
1650 Technology Drive
Suite 700
San Jose, CA 95110-1382

[408] 944-4000

www.quantum.com

August 7, 2013

Mr. Gregg J. Powers
[ Address ]

Dear Gregg:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a member of the Board of Directors and the Corporate Governance and Nominating Committee of the Board, you are entitled to receive cash and equity compensation in accordance with Quantum’s standard Board compensation program.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership on the Board becomes effective as of August 7, 2013, as the Board of Directors’ have already approved your appointment.

Gregg, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,

/Shawn Hall/

Shawn Hall
SVP, General Counsel & Secretary
Quantum Corporation
(408) 944-4460

Gregg J. Powers
August 7, 2013

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed:	/Gregg J. Powers/	Date:	August 7, 2013
Gregg J. Powers

Start Date:	August 7, 2013

Enclosures:
Return Envelope
Deferred Compensation Program overview and forms
Director Change in Control Agreement
Director Indemnification Agreement
The High Road: Quantum’s Business Conduct & Ethics Policy
Section 16 Policy Documentation
Insider Trading Policy
Corporate Governance Principles

cc:	Compensation
Legal